EXHIBIT 21.1

Subsidiaries of Sanara MedTech Inc.

1.
Wound Care Innovations, LLC, a Nevada limited liability company
2.
Cellerate, LLC, a Texas a limited liability company
3.
Sanara Pulsar, LLC, a Texas limited liability company